Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of SharpLink Gaming, Inc. of our report dated May 16, 2022, relating to the consolidated financial statements of SharpLink Gaming Ltd., included in this Registration Statement.

As discussed in Note 16 to the financial statements, the 2021 financial statements and disclosures have been restated to retrospectively apply discontinued operations. We have not audited the adjustments to the 2021 financial statements to retrospectively apply discontinued operations, as described in Note 16.

We also consent to the reference to our firm under the heading “Experts.”

/s/ RSM US LLP

Minneapolis, Minnesota

June 14, 2023